Exhibit 99.2

Apple Inc.

Q1 2010 Unaudited Summary Data (1)

	Q4 2009		Q1 2009		Q1 2010		Sequential Change		Year/Year Change
	CPU Units K	Revenue $M	CPU Units K	Revenue $M	CPU Units K	Revenue $M	CPU Units	Revenue	CPU Units	Revenue
Operating Segments
Americas	1,252	$5,236	912	$5,301	1,187	$6,092	- 5%	16%	30%	15%
Europe	761	3,235	795	3,585	1,068	5,024	40%	55%	34%	40%
Japan	79	634	99	498	105	783	33%	24%	6%	57%
Asia Pacific	291	1,061	203	750	313	1,813	8%	71%	54%	142%
Retail	670	2,041	515	1,746	689	1,971	3%	- 3%	34%	13%

Total Operating Segments	3,053	$12,207	2,524	$11,880	3,362	$15,683	10%	28%	33%	32%

	Units K	Revenue $M	Units K	Revenue $M	Units K	Revenue $M	Sequential Change		Year/Year Change
							Units	Revenue	Units	Revenue
Product Summary
Desktops (2)	787	$1,089	728	$1,045	1,234	$1,692	57%	55%	70%	62%
Portables (3)	2,266	2,891	1,796	2,520	2,128	2,758	- 6%	- 5%	18%	9%

Subtotal CPUs	3,053	3,980	2,524	3,565	3,362	4,450	10%	12%	33%	25%

iPod	10,177	1,563	22,727	3,371	20,970	3,391	106%	117%	- 8%	1%
Other Music Related Products and Services (4)		1,018		1,011		1,164		14%		15%
iPhone and Related Products and Services (5)	7,367	4,606	4,363	2,940	8,737	5,578	19%	21%	100%	90%
Peripherals and Other Hardware		391		387		469		20%		21%
Software, Service and Other Sales		649		606		631		- 3%		4%

Total Apple		$12,207		$11,880		$15,683		28%		32%

(1)

In September 2009, the Financial Accounting Standards Board amended the accounting principles related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements. Apple adopted the new accounting principles on a retrospective basis during the first quarter of 2010. The new accounting principles significantly change how Apple accounts for certain revenue arrangements that include both hardware and software elements. The impact of the new accounting principles is reflected for all periods above. For additional information refer to the “Explanatory Note” in Apple’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended September 26, 2009.

(2)	Includes iMac, Mac mini, Mac Pro and Xserve product lines.

(3)	Includes MacBook, MacBook Air and MacBook Pro product lines.

(4)	Consists of iTunes Store sales, iPod services, and Apple-branded and third-party iPod accessories.

(5)	Units consist of iPhone handset sales; Revenue is derived from handset sales, carrier agreements, and Apple-branded and third-party iPhone accessories.

K = Units in thousands

$M = Amounts in millions